AMENDMENT NO. 1 TO CONSULTING AGREEMENT

     AMENDMENT NO. 1, dated April 9, 2001, and made effective retroactive as of March 13, 2001, to that certain Consulting Agreement, dated as of March 22, 1999, and made effective as of March 15, 1999, by and between TECH LABORATORIES, INC., a New Jersey corporation with offices at 955 Belmont Avenue, North Haledon, New Jersey 07508 (the "Company"), and MPX NETWORK SOLUTIONS, INC., a Florida corporation with offices at 16680 Beach Resort Road, No. 13, Naples, Florida 34114 ("Consultant"). This amendment to the Consulting Agreement between Consultant and the Company shall be hereinafter referred to as the "Amendment."

                              W I T N E S S E T H:

     WHEREAS, the Company and Consultant entered into a Consulting Agreement dated as of March 22, 1999, and made effective as of March 15, 1999 (the "Agreement"); and

     WHEREAS, the Company and Consultant wish to amend said Consulting Agreement; and

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Consultant hereby agree as follows:

     1. Definitions.

     The capitalized terms in the Agreement shall have the same meanings in this Amendment unless specifically stated to the contrary.

     2. Term.

     The Consulting Period is hereby extended until March 21, 2002; provided, however, notwithstanding anything to the contrary in the Agreement or this Amendment, either party may terminate the Agreement at any time and for any reason during the Consulting Period upon sixty (60) days' prior written notice.

     3. Compensation.

     3.1. Paragraph 4(c) is hereby amended by deleting the last sentence in its entirety and replacing it with the following:

         "The term "Communications/Networking Products" shall mean "all DynaTraX-related hardware and software products and Tech Labs Connect ("TLC") Products" sold by the Company and/or its subsidiaries to the Company's or its subsidiaries' customers."

     3.2. Paragraph 4(e) is hereby amended by deleting it in its entirety and replacing it with the following:

         "In the event this Agreement, and any amendment to it, is terminated for cause pursuant to Section 3(b) hereof, the Company shall be obligated to pay Consultant, within sixty (60) days of the date of termination, any commission payment due and payable for all Communications/Networking Products sold by Consultant up to and including the date of Termination. If, however, this Agreement, and any amendment to it, is terminated without cause, upon sixty (60) days' notice as set forth in Section 2 of this Amendment



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         No. 1, the Company shall be obligated to pay Consultant within ninety
         (90) days of the date of termination, any Commission Payments due and payable for all Communications/ Networking Products sold by Consultant up to and including the date of termination and thirty (30) days thereafter."

     4. Miscellaneous.

     (a) This Amendment shall be construed and governed in accordance with the laws of the State of New York.

     (b) This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written above.

TECH LABORATORIES, INC.                   MPX NETWORK SOLUTIONS, INC.



By:/s/ Bernard M. Ciongoli                By: /s/ Sal Grisafi
   -------------------------------            ----------------------------------
   Bernard M. Ciongoli, President             Sal Grisafi, President


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